State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
Mail Code:  JQB2N
North Quincy, MA  02171

RE:  The Marsico Investment Fund

Ladies and Gentlemen:

This is to advise you that The Marsico Investment Fund (“the Fund”) has established a new series of shares to be known as Marsico Emerging Markets Fund.   In accordance with the Additional Funds provision of Section 8.6 of the Master Accounting Services Agreement dated April 9, 2007, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Accounting Agent for the new series under the terms of the Master Accounting Services Agreement.

Please indicate your acceptance of the foregoing by executing two copies of the Letter Agreement, returning one to the Fund and retaining one copy for your records.

THE MARSICO INVESTMENT FUND

By:	/s/ Neil L. Gloude
Neil L. Gloude

Title:	Vice President, Secretary & Treasurer

Agreed to this	31st	day of	December,	2010.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name/Title:	Michael F. Rogers, Executive Vice President